Exhibit 10.1

FOURTH AMENDMENT TO
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

             This Fourth Amendment to the Greyhound Lines, Inc. (the “Company”) Supplemental Executive Retirement Plan is made effective as of April 1, 2004.

             WHEREAS, the Company previously adopted the Greyhound Lines, Inc. Supplemental Executive Retirement Plan, as restated effective January 1, 1994, and as amended by the First Amendment dated as of December 9, 1996, as further amended by the Second Amendment dated as of January 20, 1999, and as further amended by the Third Amendment dated as of August 1, 2003 (the “Plan”); and

             WHEREAS, the Company, having sought the approval of the Board of Directors of the Company, desires to amend the Plan as set forth herein.

             NOW THEREFORE, the Plan shall be amended as follows:

   1.       Section 6.1 of the Plan shall be deleted in its entirety and replaced with the following:

“6.1	Calculation of Plan Benefit Credits. The annual amount credited to the Employer Contribution Account of a Participant as of the last day of each Plan Year shall equal the Participant’s Annual Base Salary for such Plan Year multiplied by a percentage, which percentage shall be:

(a)	20 percent in the case of an officer of the Sponsor in job grade 21 or above;

(b)	20 percent for Participants that, as of the first day of a Plan Year beginning on or after January 1, 1996, have completed a minimum of 84 months of Service with the Sponsor; and

(c)	10 percent for all other Participants.

Notwithstanding the foregoing, prior to the beginning of each Plan Year, the Committee may establish in writing minimum levels of financial or operating performance that must be achieved for the Plan Year if a Participant is to be credited with an amount for such Plan Year.”

     2.     Capitalized terms used herein without definition shall have the meaning ascribed to such terms as set forth in the Plan.

GREYHOUND LINES, INC.

By:

Stephen E. Gorman President and CEO